UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

   Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 1996
                                                  ------------------

              BIOSPHERICS-Registered Trademark- INCORPORATED
------------------------------------------------------------------------------
           Exact name of registrant as specified in its charter)

   Delaware                     0-5576                        52-0849320
   --------                     ------                        ----------
(Jurisdiction)           (Commission File No.)           (IRS Employer ID No.)

12051 Indian Creek Ct., Beltsville, MD                           20705
--------------------------------------                           -----
    (address of Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code: 301-419-3900
                                                    ------------

ITEM 5. OTHER EVENTS

    Biospherics announced the signing of an exclusive licensing agreement with MD Foods Ingredients amba (MDFI) of Denmark for the use, manufacture and sale of Biospherics' nonfattening sugar, D-tagatose, as a low calorie sweetener. MD Foods, the parent of MDFI, is one of the world's largest dairy companies, which competes in international markets.

Management believes this event to be of highly significant potential to the Company. Biospherics received a partial initial payment on signing which will be increased to a total of $1.5 million by January 6, 1997, upon successful completion of MDFI's due diligence, when an additional payment of $1.0 million will be made as an advance against future royalties. MDFI has already expended significant funds on the D-tagatose development program, which, upon completion, could be as much as $20 million over a two-year period. However, there is no assurance MDFI will proceed after January 6, 1997. Also, in the event that the warranties supplied by the Company relating to its right to license the technology and the inherent fitness of the product are found defective, these payments will be refundable, but not otherwise. Under the agreement, MDFI is responsible for all regulatory, product, process and market development. Biospherics will participate through its member on a four man Advisory Committee charged with overseeing the development process. In commercializing the product, MDFI will undertake all cost related to the design, construction and operation of a commercial plant. MDFI will also establish a distribution network for selling the product. Initial cost estimates for the first production facility are between $40 million and $70 million. The product qualifies for use in foods in a number of Pacific Rim countries where sales are expected to begin in 1998.

While not projecting sales, Biospherics believes the product has great potential over the coming years. Sales amounting to only one percent of the world sugar market would produce several billions of dollars per year in revenues to MDFI. The agreement calls for a graduating scale of royalties with percentages increasing as sales increase, which would yield
Biospherics approximate royalties at this sales level of about $200,000,000. In addition, actual royalties would depend on the selling price realized by MDFI. There is no assurance that D-tagatose will meet all regulatory and safety requirements for entry to the U.S. and the EC. Should safety problems develop, use of the product in countries presently permitting could be rescinded. However, on the basis of extensive safety testing already completed, the Company believes the likelihood of this is small.

The foregoing paragraphs contain forward-looking statements concerning the anticipated timetable for the commencement of foreign sales of the product as well as the potential financial impact to Biospherics of worldwide sales of the product. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements involve risks and uncertainties that could cause actual events to differ materially from those projected. The anticipated timetable for the commencement of foreign sales is dependent upon MDFI timely completing its continuing studies of the product, constructing and starting up of the above-described commercial plant and making the necessary arrangements to sell the product in the Pacific Rim countries. The forward-looking statements concerning the financial impact to Biospherics are further dependent upon successful worldwide acceptance of the product as a sugar substitute as well as MDFI's ability to market the product successfully on a worldwide basis.

The Company's rights to its patents on the use of D-tagatose as a drug were not included in the agreement and will be developed separately. Those uses presently include the reduction of blood glucose levels in diabetics, adjunctive treatment of diabetes, and the reduction of glycosylation which is a major cause of aging. In themselves, these markets could be very large, but, again in keeping with the provisions of the Private Securities Litigation Reform Act's Safe Harbor provisions, it should be pointed out that, although preliminary discussions are being held with pharmaceutical companies, there is no assurance the products will be successfully developed, and the development period for drugs typically takes many years. At present, other than for a research project at the University of Maryland School of Medicine, no development of these uses is under way.


                                 SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 18, 1996


                                      Biospherics Incorporated


                                      By   /s/ Richard C. Levin
                                          ----------------------
                                          Name:  Richard C. Levin
                                          Title: Vice President and
                                                 Chief Operating
                                                 Officer